Exhibit E

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

Lima, August 2015

OFICIO Nº 002-2015-EF/42.01

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to which the Republic proposes to issue and sell from time to time up to US$3,455,000,000 of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

(i)	the Registration Statement;

(ii)	a form of indenture to be executed between the Republic and the trustee to be designated thereunder (the “Indenture”);

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)	the form of the underwriting agreement included as exhibit A of the Registration Statement;

(v)	all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1.	the Politic Constitution of the Republic of Peru of 1993, in particular Article 75;

2.	the Sole Ordered Text of the General Indebtedness Law, Law No. 28563, approved by Supreme Decree No. 008-2014-EF; and

3.	the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2015, Law No. 30283;

(vi)	all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

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It is my opinion that under and with respect to the current laws of Peru as of the date of this opinion, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Indenture (upon its becoming effective and binding against the Republic and the trustee thereunder), the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units will constitute valid and legally binding obligations of Peru, in accordance with their own terms; provided, that each specific issue of Debt Securities or Units to be made by Peru will require the prior promulgation of a Supreme Decree issued by the President and the Economy and Finance Minister in accordance with the law listed in subparagraph (v)(2) once the terms of that specific series of Debt Securities or Units are established.

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Edgard Eduardo Ortiz Gálvez
Edgard Eduardo Ortiz Gálvez
General Counsel of the Ministry
of Economy and Finance of Peru

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

1.

POLITICAL CONSTITUTION OF PERU

(…)

TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education. security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience. Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection mechanisms set forth in the contract or contemplated by law.

By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

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Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interests consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. It also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

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security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation and transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Local governments may create, amend or repeal contributions and rates, or make exemptions, within their jurisdictions with the limits established by law.

The State, when exercising its taxation powers, must respect the legal reserves principles, the principles of equality and respect for the fundamental rights of the person. No tax may have a confiscatory effect.

Emergency decrees may not contain tax matters. The laws concerning annual taxes govern as from January first of the year following their promulgation. Budget laws may not contain regulations on tax matters.

Tax regulations passed in violation of the provisions hereof shall not be of effect.

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

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The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources arid property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

Article 77: The State’s economic and financial management is governed by the budget annually approved by Congress. The structure of the public sector budget contains two sections: central government and decentralized bodies.

The budget assign public resources on a fair basis. Their programming and execution respond to the criteria of efficiency, basic social needs and decentralization.

Each respective area, pursuant to law, will receive a fair share of the income tax received through the exploitation of natural resources, as its canon.

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de la Nación are not accounted as fiscal income.

Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

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Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister for the Economy and Finance submits the claim to the Congress in Plenary. Each Minister shall defend the expenses for his sector. The President of the Supreme Court, the Attorney General and the President of the National Elections Board shall defend the corresponding demands of each institution.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

The General Account is examined and determined by a review commission within the ninety days following its submission. Congress shall issue its verdict within thirty days. If Congress does not issue a verdict within the period indicated, the report of the Review Commission shall be sent to the Executive Power so that the Executive Power may promulgate a legislative decree containing the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System. It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

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“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. Its functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

(…)

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

2.

SOLE ORDERED TEXT OF THE GENERAL LAW FOR THE

NATIONAL SYSTEM OF INDEBTEDNESS APPROVED

SUPREME DECREE No. 008-2014-EF

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

In compliance with the provision set forth in the Final Second Provision of Law No. 28112, Framework Law of the Public Sector’s Financial Administration, by Law No. 28563 it was approved the General Law for the National System of Indebtedness published in the Official Gazette “El Peruano” on July 1, 2005;

By Supreme Decree No. 034-2012-EF, it was approved the Sole Ordered Text of Law No. 28563, published in the Official Gazette “El Peruano” on February 29, 2012;

Several pieces of legislation amending Law No. 28563 were subsequently approved, so that it makes necessary to adopt a new Sole Ordered Text, which should cover all amendments made to the text to date;

To this effect, the Fifth Final Supplementary Provision of Law No. 30116 - Public Sector Indebtedness Law for 2014 Fiscal Year, empowers the Executive Branch to approve through Supreme Decree countersigned by the Minister of Economy and Finance, a new Sole Ordered Text of Law No. 28563, General Law for the National System of Indebtedness, incorporating all amendments made to this General Law, including those contained in Law No. 30116;

In accordance with the established by paragraph 8), Article 118 of the Political Constitution of Perú and the Fifth Final Supplementary Provision of Law No. 30116, Public Sector Indebtedness Law for 2014 Fiscal Year;

DOES HEREBY DECREE:

Article 1: Sole Ordered Text of the General Law for the National System of Indebtedness

Approval shall be given to the new Sole Ordered Text of Law No. 28563, General Law for the National System of Indebtedness, the text of which is part of this Supreme Decree.

The aforementioned Sole Ordered Text shall also be published on the institutional website of the Ministry of Economy and Finance (www.mef.gob.pe) on the same date in which this Supreme Decree is published.

Article 2: Derogation

Derogate Supreme Decree No. 034-2012-EF.

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“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

Article 3: Countersigning

This Supreme Decree shall be countersigned by the Minister of Economy and Finance.

Given at the Government Palace in Lima on the fifteenth day of the month of January of the year two thousand and fourteen

OLLANTA HUMALA TASSO

Constitutional President of the Republic

LUIS MIGUEL CASTILLA RUBIO

Minister for the Economy and Finance

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

SOLE ORDERED TEXT OF THE GENERAL LAW FOR THE

NATIONAL SYSTEM OF INDEBTEDNESS

LAW No. 28563

PRELIMINARY TITLE

REGULATORY PRINCIPLES

Article I: Efficiency and Prudence

Domestic and foreign public indebtedness are based on a long-term strategy, which main objective is to cover part of the public sector’s financing requirements and develop the public debt securities market at the lowest cost possible, subject to a prudent degree of risk and in line with the country’s risk capacity.

Article II: Fiscal Responsibility

Public indebtedness must contribute to macroeconomic stability and fiscal policy sustainability, through the establishment of rules and limits to the negotiation of the public sector’s indebtedness operations and prudent debt management. The national government shall not recognize any debts incurred by the regional and local governments, except those duly guaranteed.

Article III: Transparency and Credibility

The public indebtedness process must be carried out under transparent and predictable mechanisms prescribed by law.

Article IV: Capacity to Pay

Public indebtedness makes it possible to obtain external and internal financing, in accordance with the payment capacity of the national government, regional governments, local governments or the indebted institution.

Article V: Regulatory Nationalization and Operational Denationalization

Public indebtedness is subject to the rule for regulatory nationalization and operational denationalization in the national government, regional governments and local governments.

TITLE I

GENERAL PROVISIONS

CHAPTER I

PURPOSE AND SCOPE OF APPLICATION OF THE LAW

Article 1: Purpose of the Law

1.1 This Law sets forth the general provisions to govern the fundamental processes of the National Indebtedness System, with the purpose of subjecting the negotiation of indebtedness operations and public debt management to the principles of

“DECENIO DE LAS PERSONAS CON DISCAPACIDAD EN EL PERÚ”

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efficiency, prudence, fiscal responsibility, transparency and credibility, payment capacity and regulatory nationalization and operational denationalization.

1.2 In addition, it governs the guaranties granted or contracted by the national government to meet any requirements deriving from private investment promotion and concession processes.

1.3 It also regulates aspects related to the representation, contribution, stock subscription, contributions and other payments made to the international financial organizations to which Peru belongs.

1.4 Likewise, it regulates matters related to debt undertaking by the national government.

1.5 Regulate matters concerning short-term indebtedness operations and Treasury Bills, which are exclusively and respectively governed by the provisions of Title VIII and Title IX of this General Law”.

Article 2: Scope of Application of the Law

2.1 This Law is applicable to the entities and organizations mentioned in Article 2 of Law No. 28112 - Framework Law of the Public Sector’s Financial Administration, which includes the entities and organizations representative of the Executive, Legislative and Judiciary branches of government, as well as the Attorney General’s Office, those comprising the National Elections System, the National Magistracy Council, the Ombudsman’s Office, the Constitutional Court, the Comptroller General’s Office, public universities, the respective denationalized entities, as well the Regional governments through their representative organizations, the Local governments, their public denationalized companies and organizations and also any public law artificial persons with own assets exercising regulatory duties, fund and tax supervisory and administrative institutions, and any other artificial person or juridical or trust relationship in which the State owns a majority of shares or capital stock, or which manage public funds or assets.

2.2 Excluded from the scope of these provisions is the National Reserve Bank of Peru, pursuant to Article 84 of the Political Constitution of Peru.

Article 3: Definitions

3.1 Public Indebtedness Operation. Financing subject to reimbursement agreed upon at terms in excess of one year, aimed at carrying out projects related to public investment, the provision of services, support to the balance of payments, and compliance with State’s temporary duty, in the following modalities:

a) Loans;

b) Issuing and placement of bonds, titles and obligations constituting loans;

c) Acquisitions of goods and services on terms;

d) Bonds, guaranties and sureties;

e) Credit line assignments;

f) Financial leasing;

g) Securitization of assets or fund flows.

h) Other similar operations, including those resulting from the combination of one or more of the modalities mentioned in the preceding subsections.

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“AÑO DE LA DIVERSIFICACIÓN PRODUCTIVA Y DEL FORTALECIMIENTO DE LA EDUCACIÓN”

Foreign indebtedness operations are those agreed upon with natural persons or artificial persons not domiciled in the country, and domestic indebtedness operations are those agreed upon with natural persons or artificial persons domiciled in the country; except in the case of the loans referred to in subsection b) of this article, which are considered to be domestic whenever the law applicable to the debt securities issued is Peruvian law; and foreign debt whenever the applicable law is other than the Peruvian law.

3.2 Debt Management Operation. The purpose of such operation is to renegotiate public debt terms. This definition includes, among others, the following operations carried out individually or jointly:

a) Refinancing;

b) Restructuring;

c) Prepayment;

d) Conversion;

e) Debt exchange

f) Debt repurchasing;

g) Risk hedging; and

h) Others with similar effects.

CHAPTER II

GENERAL ASPECTS

Article 4: System Definition

The National Indebtedness System is the set of organizations and institutions, regulations and processes orientated to the achievement of the efficient negotiation of obligations, and the prudent management of the public sector’s debt.

Article 5: Body Regulatory of the National Indebtedness System

The body regulatory of the National Indebtedness System is the General Directorate of Indebtedness and Public Treasury of the Ministry for the Economy and Finance.

Article 6: Members of the National Indebtedness System

The National Indebtedness System is comprised of the General Directorate of Indebtedness and Public Treasury and all Public Sector Executing Units participating in the public indebtedness processes and managing such fund.

Article 7: Powers of the General Directorate of Indebtedness and Public Treasury

The following are the powers of the General Directorate of Indebtedness and Public Treasury:

a) Schedule, negotiate and seek the approval of national government’s public indebtedness operations and debt management.

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b) Schedule and authorize the disbursement of the national government’s public indebtedness operations.

c) Law as State’s sole financial agent, exercising its representation in the national government’s public indebtedness operations and debt management, in all phases thereof.

d) Issue State debt representative titles.

e) Schedule and manage national government’s debt service.

f) Law as trustee and/or trustor in trust assets deriving from public indebtedness operations and debt management.

g) Issue regulations and norms concerning public indebtedness and public debt management.

h) Record the obligations deriving from public indebtedness operations and prepare public debt statistics.

i) Issue expert opinion on government indebtedness solely and exclusively in the public sector.

j) Make the assistance, subscriptions and contributions corresponding to the participation of the Republic of Peru at international financial organizations.

k) Issue and take guaranties to cover requirements deriving from the private investment promotion and concessions process, as well as record and deal with its execution.

l) Any other powers assigned by this Law or by express legislation, as well as those assigned in its Organization and Functions Regulations.

Article 8: Responsibility of the Executing Units

Executing Units referred to in Article 6 of this Law are responsible for ensuring compliance with the norms and procedures issued by the General Directorate of Indebtedness and Public Treasury.

Article 9: Public Indebtedness and Debt Management Processes and Regulations

Public Indebtedness comprises processes conducive to agreeing to new indebtedness operations, such as the scheduling and negotiation, as well processes like funds disbursement, debt payment and the recording of the said operations. Such processes and debt management operations are regulated in this Law, the annually approved Public Sector’s Indebtedness Laws and in the directives issued to that effect by the General Directorate of Indebtedness and Public Treasury.

Article 10: Approval of Public Indebtedness Operations and Debt Management

10.1 Indebtedness operations and debt management operations are approved in accordance with the provisions of this Law, the annually approved Public Sector’s Indebtedness Laws and the directives issued by the General Directorate of Indebtedness and Public Treasury, under sanction of nullity, without prejudice to the personal liability of those performing it.

10.2 Public indebtedness operations and debt management operations are exempted from regulations on State contracts and acquisitions.

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Article 11: Public Sector Indebtedness Law for each Fiscal Year

The annually approved Public Sector Indebtedness Law basically sets forth the following:

a) The maximum amount for indebtedness operations to be agreed by the national government during any one (1) fiscal year, in accordance with the goals established in the applicable Multi-annual Macroeconomic Framework.

b) The general destination of such amount, pursuant to the provisions of number 20.4 of Article 20 hereof.

c) Provisions relating to the management and approval of the indebtedness and debt management operations in the Non-Financial Public Sector.

d) The maximum amount of the guaranties which the national government may grant or take from national or international financial institutions each fiscal year, to meet requirements deriving from the private investment promotion and concessions processes. The said amount shall not affect the maximum limit established for indebtedness operations referred to in subsection a) of this article.

e) The maximum amount of the outstanding balance at the close of each fiscal year due to the issuing of Treasury Bills.

Article 12: Nullity of negotiation of indebtedness operations and debt management contracts

12.1 The pursuit and negotiation of indebtedness operations or debt management operations by the national government are carried out through State’s financial agent. Any negotiation or procedure in breach of the aforesaid shall be voided outright.

12.2 In the case of indebtedness operations agreed upon by an entity other than the national government, which are not guaranteed, the negotiation and execution of the contract shall be the exclusive responsibility of the contracting entity.

12.3 Any natural persons or artificial persons with conflicts of interest or with an interest opposite to the State may not participate in the pursuits or negotiations related to any public indebtedness process.

12.4 Public officers participating in procedures or negotiations related to the public indebtedness process shall be subject to the provisions of Law No. 27588 and amendments thereto.

TITLE II

NATIONAL GOVERNMENT INDEBTEDNESS AND ITS GUARANTIES

CHAPTER I

GENERAL PROVISIONS

Article 13: State Financial Agent

The Ministry for the Economy and Finance, through the General Directorate of Indebtedness and Public Treasury, shall Law as State’s sole financial agent in the national government’s indebtedness and debt management operations. When applicable,

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the carrying out of specific financial procedures may be authorized to other public entities, or a State officer through the Ministry for the Economy and Finance ministerial resolution, being necessary, to that effect, the prior favorable opinion of the General Directorate of Indebtedness and Public Treasury.

Article 14: Annual Indebtedness and Debt Management Program

The General Directorate of Indebtedness and Public Treasury, as part of its powers, shall prepare the national government’s Annual Indebtedness and Debt Management Program, specifying its objectives, policies and targets, from a medium and long-term perspective, compatible with the fiscal goals of the corresponding budget period and the debt sustainability. The fundamental elements of this Program shall be those contained in the applicable Multi-annual Macroeconomic Framework.

Article 15: Expiry of Public Debt

15.1 Any obligations assumed by the national government, regional governments and local governments as from the effective date of this Law, by virtue of which and the annually approved Public Sector’s Indebtedness Laws regulated by Peruvian law, shall have a term of ten (10) years counted as from the date when the obligation is due, and the principal has not earned any interest, or performed any Law with respect to any entity responsible for its payment implying the exercise of its right.

15.2 In the event that such obligations have been meant for exchange or conversion, shall expire ten (10) years after the new securities could be removed instead of those presented for the exchange. The same term shall be applicable to the public debt capital to be reimbursed.

15.3 Interest deriving from the said obligations expires five (5) years after maturity.

15.4 The provisions of the Civil Code are supplementary applicable to expiry related matters.

Article 16: Subscription and holding of contracts and agreements

16.1 Any contracts and agreements associated with the National Government’s indebtedness and debt management operations are subscribed by the Minister for the Economy and Finance, the General Directorate of Indebtedness and Public Treasury officer designated by the Minister, or the officer of the Republic Diplomatic Service designated for such purpose, at the request of the Minister for the Economy and Finance.

16.2 The filing, classification and possession or holding of the original contracts or agreements relating to the national government’s indebtedness and debt management operations, shall be the responsibility of the General Directorate of Indebtedness and Public Treasury.

16.3 The official certification of the national government’s indebtedness and debt management operations shall be the responsibility of the General Directorate of Indebtedness and Public Treasury.

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CHAPTER II

THE SCHEDULING PROCESS

Article 17: Maximum amount for indebtedness operations negotiations

17.1 The General Directorate of Indebtedness and Public Treasury shall propose the maximum amount of negotiations to be considered in the draft Public Sector Indebtedness Law for each fiscal year, constituting the ceiling for the indebtedness operations for a given fiscal year.

17.2 The execution of such maximum amount shall be subject to the compliance with the requirements and procedures set forth hereof for the annually approved Public Sector’s Indebtedness Laws and other norms and regulations resulting applicable.

17.3 To determine the maximum amount of indebtedness operations in each fiscal year, consideration must be given to the objectives and policies of the current Annual Indebtedness and Debt Management Program, as well as the goals set forth in the applicable Multi-annual Macroeconomic Framework.

17.4 The maximum amount of the indebtedness operations shall not include any debt management operations.

Article 18: Annual Negotiations of Indebtedness Operations Program

18.1 Based on the maximum amount of negotiations for indebtedness operations approved in the annually approved Public Sector Indebtedness Law, the General Directorate of Indebtedness and Public Treasury shall prepare the Annual Program of External and Internal Negotiations.

18.2 The Annual Negotiations Program shall contain the list of the external and internal indebtedness operations to be executed by the national government in each fiscal year and must be published on the Ministry for the Economy and Finance’s web site.

18.3 The Annual Negotiations Program shall be prepared making sure that the investment projects are prioritized by the sectors to which they belong.

18.4 The General Directorate of Indebtedness and Public Treasury may decide, provided it is not in contravention with indebtedness objectives, goals and policies and is of national interest, to perform changes to the Annual Negotiations Program based on one or more of the following conditions:

a) The priorities established by the principal of the corresponding sector.

b) The financing program established with multilateral organizations and other sources.

c) An evaluation made by the General Directorate of Indebtedness and Public Treasury with respect to the progress on the procedures of each of the operations included in the said program.

d) Other reasons associated to economic policies established by the national government concerning public indebtedness.

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CHAPTER III

THE NEGOTIATION PROCESS

Article 19: Negotiation of Indebtedness Operations

19.1 The Ministry for the Economy and Finance through the General Directorate of Indebtedness and Public Treasury shall be the entity exclusively authorized to evaluate, pursue and carry out the negotiation of the national government’s indebtedness operations, unless there is prior authorization set forth in Article 13 of this Law.

19.2 The procedures by the General Directorate of Indebtedness and Public Treasury for the negotiation of the National Government’s foreign indebtedness operations may only be started after the approval of the Council of Ministers; except in the case of the operations used to support the balance of payments and loans, in which such procedures may only be started on the initiative of the Ministry for the Economy and Finance.

19.3 The prior approval by Council of Ministers indicated in paragraph 19.2, shall be accredited by document signed by the General Secretary of the Council of Ministers, whereby he certifies that in Council of Ministers Meeting, approval was granted for the commencement of transactions to proceed with external public indebtedness.

Article 20: General provisions on indebtedness operations

20.1 Requirements for approval of the national government’s indebtedness operations:

a) Application by the principal of the sector to which the Executing Unit belongs, together with a favorable technical-economic report. The presidents of the regional governments should submit their application accompanied by a copy of the resolution evidencing the approval of the Regional Council; in turn, local government mayors should submit their application accompanied by a copy of the resolution evidencing the approval of the Municipal Council. In both cases, a favorable opinion of the sector related to the project shall be attached thereto, if required, as well as the favorable technical-economic report including an analysis of the entity payment capacity to satisfy the subject matter debt.

b) Declaration of viability within the framework of the National Public Investment System, for the case of investment projects or programs.

c) Draft of the appropriate contracts.

20.2 Indebtedness operations not meant for public investment projects, or to balance of payments support, in addition to what is prescribed in Items a) and c) of the preceding point, must meet the following requirements:

a) Study quantifying the social benefits deriving from the use of the funds, which must be in excess of the cost associated with the said operation.

b) Favorable report by the Ministry for the Economy and Finance’s General Directorate of Indebtedness and Public Treasury.

20.3 To pursue the granting of guaranties for public sector operations, the following conditions must be met:

a) Payment capacity to serve the subject matter debt.

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b) Funds must be exclusively aimed at the execution of investment projects, except in the case of public financial companies.

c) Investment projects should include a declaration of viability within the framework of the National Public Investment System.

20.4 The general destination of the indebtedness operations will be predominantly for:

a) Economic and social sectors.

b) National Defense and Internal Order.

c) Balance of payments support.

20.5 Whenever financial conditions are favorable, the Ministry for the Economy and Finance may enter into indebtedness operations in amounts above the maximum amount authorized by the annually approved Public Sector Indebtedness Law, with the purpose of prefinancing the financial requirements of the following fiscal period included in the applicable Multi-annual Macroeconomic Framework. Such operations must be reported to Congress of the Republic within forty-five (45) business days following the celebration thereof.

Article 21: Approval and modification of indebtedness operations

21.1 The national government’s indebtedness operations, as well as any modifications which have not been included in the respective agreement, shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister of Economy and Finance and by the Minister of the corresponding sector.

In the case of indebtedness operations agreed by the National Government in favor of regional governments and local governments, the relevant Supreme Decree has the approval of the Council of Ministers and countersigned by the Minister of Economy and Finance.

21.2 Modifications referring to administrative and non-financial aspects deriving from approved indebtedness operations shall not require legal authorization. The respective amendments shall be signed by the General Directorate of Indebtedness and Public Treasury’s Director General.

Article 22: National Government guaranties and counter-guaranties

22.1 The granting of guaranties by the national government shall be performed making sure the entity o Executing Unit benefiting from such guaranty, may issue or grant the necessary counter-guaranties, which must be permanently updated with regard to value, subject to the application of Law No. 27949 or other relevant legislation.

22.2 The characteristics and amounts of such counter-guaranties shall be established by the General Directorate of Indebtedness and Public Treasury, based on the main obligation’s conditions. The granting of counter-guaranties shall be formalized by the signing of the respective agreements by the General Directorate of Indebtedness and Public Treasury and the beneficiary entity or Executing Unit.

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22.3 No national government guaranty will be issued for private sector operations, except for those relative to the promotion of private investment processes and concession processes regulated by Chapter III of Title VII of this Law.

Article 23: Bond issue in foreign and domestic markets

Indebtedness operations in the form of bond issues and the placement of bonds, securities and obligations establishing foreign and internal loans approved in accordance with the provisions of this Law, shall be called “empréstitos”.

The bond issue (empréstito) may be placed in one or more tranches, for the respective fiscal year. In the case of domestic bond issue used to finance investment projects, loans may be made in one or more fiscal years.

Article 24: Credit Line Approval and Allocation

24.1 Any agreements related to credit lines should specify, among other matters, the objectives and total amount and in the case they are defined, the applicable financial conditions.

24.2 Any credit line agreements agreed or guaranteed by the national government shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance.

24.3 Credit lines shall be allocated after compliance with the requirements and conditions set forth hereof and the annually approved Public Sector’s Indebtedness Law and shall be approved by supreme decree, with the favorable vote of the Council of Ministers.

24.4 The utilization of a Credit Line fully or partially conditioning the acquisition of goods and services to the country or countries granting such Credit Line, shall be conditioned to prior public international processes to select suppliers with financing, to verify the convenience of such utilization and to secure the most competitive terms for the Peruvian State.

Article 25: Selection Processes leading to Public Indebtedness

Any public sector entities requiring to organize selection processes for the execution of a project or to an acquisition leading to an indebtedness operation of the national government, must previously have a ministerial resolution issued by the Ministry for the Economy and Finance approving the financial terms to be considered in such a selection process, to be issued prior compliance with the requirements and procedures set forth in Article 20 of this Law and in the annually approved Public Sector’s Indebtedness Law, as may be applicable.

Article 26: Funds Transfer Agreements

In the case of indebtedness operations entered into by the national government which execution is the responsibility of a public entity not belonging to the national government, the Ministry for the Economy and Finance, through the General Directorate of Indebtedness and Public Treasury, and such public entity, shall sign a Funds Transfer Agreement setting forth the terms and conditions relative to their utilization and, when applicable, those referring to servicing the debt.

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Article 27: Fee

27.1 The Ministry for the Economy and Finance is authorized to charge an annual fee in the case of entities handling with their own funds, the service of the debt generated by the indebtedness operations subject matter of a Funds Transfer Agreement or a Contra-Guaranty Agreement, as the case may be. Such fee shall be calculated on the indebtedness operation’s balance owed.

27.2 The annually approved Public Sector’s Indebtedness Law sets the percentage to be charge.

CHAPTER IV

THE DISBURSEMENT PROCESS

Article 28: Annual Disbursements Program

28.1 The General Directorate of Indebtedness and Public Treasury shall prepare the national government’s Annual Disbursements Program in accordance with the goals established in the Annual Indebtedness and Debt Management Program, and in the applicable Multi-annual Macroeconomic Framework.

28.2 The Annual Disbursements Program shall contain the maximum disbursement amounts for each indebtedness operation to be authorized during the respective fiscal year. Its structure may be changed during the same fiscal year by the General Directorate of Indebtedness and Public Treasury.

Article 29: Disbursement Authorization

The General Directorate of Indebtedness and Public Treasury shall be responsible for authorizing the disbursements of the national government’s indebtedness operations.

Article 30: Receipt and utilization of disbursement

30.1 Cash disbursements from the national government’s indebtedness operations must be deposited and managed in the bank accounts corresponding to each entity or Executing Unit in Banco de la Nación; except that whenever the debt service is not covered with regular funds, the entities may choose a different financial institution. To that effect, the General Directorate of Indebtedness and Public Treasury shall issue the necessary directives.

30.2 Disbursements from the national government’s freely available indebtedness operations must be deposited in the account o accounts opened by the General Directorate of Indebtedness and Public Treasury to that effect.

30.3 Any disbursements obtained under any other method will follow the procedures established in the indebtedness agreements.

30.4 The principal of the entity o Executing Unit shall be responsible for the utilization of the funds from the national government’s indebtedness operations in accordance with the respective agreements.

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Article 31: Accreditation of receipt of disbursements

31.1 The entity or Executing Unit officially shall report receipt of the disbursements from the national government’s indebtedness operations to the General Directorate of Indebtedness and Public Treasury.

31.2 The General Directorate of Indebtedness and Public Treasury shall establish through directives, the procedure and means through which, the entities or Executing Units shall forward disbursement-related information.

Article 32: Terms for the forwarding of disbursement-related information

32.1 Any entities or Executing Units must report to the General Directorate of Indebtedness and Public Treasury, the execution of disbursements of the national government’s indebtedness operations under the terms established by the said General Bureau by directive.

32.2 Compliance with the prescribed term shall be the exclusive responsibility of the principal of the respective entity or Executing Unit.

Article 33: Reconciliation of disbursements

Any entities or Executing Units shall be obliged, under liability, to reconcile with the General Directorate of Indebtedness and Public Treasury, as of June 30 and December 31 of each fiscal year, the total amount of the disbursements originating from national government’s indebtedness operations which execution is their responsibility.

CHAPTER V

THE PAYMENT PROCESS

Article 34: Covering the service of indebtedness operations

34.1 Payment of the service corresponding to the national government’s indebtedness operations shall be made by the General Directorate of Indebtedness and Public Treasury charged against the funds, which to that effect have been allocated in the institutional budget of the Ministry for the Economy and Finance in each fiscal period.

34.2 The budget allocation of the service of the national government’s debt must be submitted at the economic sectors level.

34.3 Any entities or Executing Units with financing which is not comprised of regular funds, must transfer to the General Directorate of Indebtedness and Public Treasury the financial resources needed to cover the service of the national government’s indebtedness operations’ debt, in accordance with terms of the respective contracts and/or the Fund Transfer Agreements, as the case may be.

34.4 Entities not forming part of the national government and which enter into indebtedness operations with national government guaranties shall be obliged to make a payment to serve such operations directly, under liability of their board of directors or equivalent body, Regional Council or Municipal Council, as the case may be, in accordance with terms of the respective contracts and under the regulations in force.

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Article 35: Information on public companies and legal relationships or trusts

35.1 Any entities and organizations of the public sector, except for those listed in the following point, shall be obliged to report to the General Directorate of Indebtedness and Public Treasury on the coverage of the service of the debt deriving from the indebtedness operations guaranteed by the national government, through registration in the Public Sector Integrated Financial Management System (SIAF-SP).

35.2 Public companies and legal relationships or trusts having operations negotiated with national government guarantees shall be obliged to inform the General Directorate of Indebtedness and Public Treasury on any payments made with regard to the coverage of debt service, in accordance with the directives issued by the said National Bureau.

TITLE III

DEBT MANAGEMENT OPERATIONS

SINGLE CHAPTER

DEBT MANAGEMENT

Article 36: Authorization to carry out debt management operations

36.1 The Ministry for the Economy and Finance through the General Directorate of Public Indebtedness and Public Treasury shall be authorized to carry out debt management operations according to the guidelines contained in the Overall Management Strategy of Assets and Liabilities. Such operations are not subject to the limits set forth for the indebtedness operations determined by the Public Sector Indebtedness Law for each fiscal year, or have any budget-related implications in the fiscal year when they are agreed upon.

36.2 The Ministry for the Economy and Finance shall inform the Congress of the Republic on the operations referred to in the previous point, within forty-five (45) business days following the completion of the operation.

Article 37: Approval of debt management operations

37.1 National government debt management operations shall be approved by supreme decree, with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance, unless the mechanisms used are those previously agreed in the respective contracts, in which case there is no need for the aforementioned supreme decree.

37.2 Framework debt management operation agreements shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

37.3 The authorization required for the implementation of the framework agreements mentioned in the preceding point, as well as specific risk coverage operations shall be approved by ministerial resolution of the Ministry for the Economy and Finance.

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Article 38: Debt Conversion Operations

Debt conversion operations of the national government shall be formalized by subscription of bilateral agreements between the Republic of Peru and the creditor. In addition, in the framework of such operations, counter value funds could be constituted to finance high priority projects and/or programs.

TITLE IV

INDEBTEDNESS OPERATIONS

NOT GUARANTEED BY THE NATIONAL GOVERNMENT

SINGLE CHAPTER

INDEBTEDNESS NOT GUARANTEED BY THE NATIONAL GOVERNMENT

Article 39: General Provisions

The public entities and organizations referred to in Article 2 of this Law, including trusts, except for the regional governments and local governments, entering into indebtedness operations not guaranteed by the national government, must abide by the provisions of this Title and other provisions of the present Law, and the Annually approved Public Sector’s Indebtedness Laws with specific mention to indebtedness without the backing of the national government.

Article 40: Negotiation Process

40.1 Public non-financial entities and organizations, including trusts, may negotiate indebtedness operations not guaranteed by the national government, including their securitization, after authorization by ministerial resolution of the Ministry for the Economy and Finance.

40.2 Such entities, organizations and trusts shall be obliged to forward to the General Directorate of Indebtedness and Public Treasury, for the purposes of statistical recording, information relating to the negotiations, in accordance with any directives issued by the said General Bureau.

Article 41: Selection Processes

Public non-financial entities and organizations, including trusts, requiring to carry out selection processes for the execution of a project to be financed through an indebtedness operation without the backing of the national government, shall establish, under their own liability, the financial terms to be considered in the bases of such selection processes, with the formalization of the indebtedness operation being subject to the authorization prescribed in Article 40 of this Law.

Article 42: Disbursement Process

Public entities and organizations, including trusts, must report to the General Directorate of Indebtedness and Public Treasury, for the purposes of statistical recording, any disbursements from indebtedness operations entered into without the backing of the national government, in accordance with any directives issued by the said General Bureau.

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Article 43: Payment Process

43.1 The coverage of the debt service of indebtedness operations not guaranteed by the national government shall be made directly by the contracting entity, based on the commitments assumed in the respective contracts or agreements.

43.2 Such public sector entities and organizations, including trusts, shall be obliged to forward to the General Directorate of Indebtedness and Public Treasury, for the purposes of statistical recording, information on the debt service covered, in accordance with any directives issued by the said General Bureau.

TITLE V

REGISTRATION PROCESS

SINGLE CHAPTER

REGISTRATION

Article 44: Scope

44.1 The registration of information related to the public indebtedness and debt management operations shall be unique and mandatory by all the public entities and organizations referred to in Article 2 of this Law, and the Public Sector Integrated Financial Management System (SIAF-SP).

44,2 State companies and legal relationships or trusts are exempted from registration with the Public Sector Integrated Financial Management System (SIAF-SP).

Article 45: Registration through the SIAF-SP System

45.1 The registration process shall include the input of information into the Public Sector Integrated Financial Management System (SIAF-SP) by all public entities and organizations, in accordance with any directives issued by the General Directorate of Indebtedness and Public Treasury.

45.2 For the purposes associated with the National Indebtedness System, the Public Sector Integrated Financial Management System (SIAF-SP) must be fed information referring to the negotiations, the disbursement, the covered debt service of indebtedness operations and debt management operations.

45.3 The General Directorate of Indebtedness and Public Treasury shall issue the directives required for the registration of the information related to public indebtedness and debt management operations.

TITLE VI

HIRING OF SPECIALIZED SERVICES

SINGLE CHAPTER

SPECIALIZED SERVICES

Article 46: Hiring of Specialized Services

46.1 The hiring of legal and financial advisory services and other specialized services, directly or indirectly linked with the purpose of this Law, shall be conducted by the Ministry for the Economy and Finance in accordance with procedures established

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by supreme decree with the favorable vote of the Council of Ministers. Only in case of a loophole or deficiency in the said procedures, the provisions set forth in the norms governing State contracting and acquisitions shall be supplementarily applied.

46.2 Once the hiring referred to in the preceding point have been completed, the Ministry for the Economy and Finance shall send the relevant information to Congress and to the Comptroller General’s Office, within forty-five (45) business days following the date of the corresponding hiring, under liability of the person in charge.

TITLE VII

SPECIAL REGIMENS

CHAPTER I

REGIONAL AND LOCAL GOVERNMENTS

Article 47: Foreign Indebtedness Operations

47.1 Any foreign indebtedness operations entered into by the regional governments or the local governments, may only be finalized through a guaranty of the national government, therefore, such operations shall be governed by the provisions of this Law, as well as by the provisions of the annually approved Public Sector’s Indebtedness Laws, Law No. 27783—Law of Bases for Decentralization, Law No. 27867—Organic Law of the Regional Governments and Law No. 27972—Organic Law of Municipalities and the amendments thereto, as the case may be.

47.2 To issue a guaranty in these cases, the national government shall verify, through the General Economic and Social Affairs Bureau of the Ministry for the Economy and Finance, compliance with the provisions of Law No. 27245, Fiscal Responsibility and Transparency Law, amended by Law No. 27958, its extensions and amendments, of Fiscal Decentralization Law, Legislative Decree No. 955, as well as by the applicable Multi-annual Macroeconomic Framework.

Article 48: Domestic Indebtedness Operations

48.1 Any domestic indebtedness operations of the regional governments or of the local governments, without the backing of the national government, shall be governed by the provisions of the specific related regulations.

48.2 Any indebtedness operations agreed upon by such governments with the backing of the national government shall be governed by the provisions hereof.

48.3 Any agreements whereby the regional governments or the local governments convene to have indebtedness operations not backed by the national government shall make express mention thereof.

48.4 Any domestic indebtedness operations of the regional governments or the local governments, directly or indirectly conducted by way of loans and/or securitization, must abide by the guidelines issued to that effect by the General Directorate of Indebtedness and Public Treasury.

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Article 49: Requirements for the negotiation of indebtedness operations not guaranteed by the national government

The pursuit of indebtedness operations not guaranteed by the national government, by the regional governments or local governments, must meet the limits set forth in Law No. 27245, Fiscal Responsibility and Transparency Law, amended by Law No. 27958, its extensions and amendments, as well as in the Fiscal Denationalization Law, Legislative Decree No. 955, its extensions or amendments.

Article 50: Credit Rating

Any regional governments or local governments pursuing indebtedness operations, whether direct or guaranteed, in an amount to be established in the annually approved Public Sector’s Indebtedness Law, must have a favorable credit rating issued by a risk rating company.

Article 51: Destination of foreign indebtedness

Any funds obtained by the regional governments or by the local governments through foreign indebtedness operations shall be destined solely and exclusively to the financing of public investment projects.

Article 52: Registration of indebtedness and debt management operations

The regional governments or locales shall register the negotiations, disbursements, service covered with regard to principal and interest of any indebtedness operations, and debt management operations entered into with or without guarantee of the national government, in the debt module of the Public Sector Integrated Financial Management System (SIAF-SP).

CHAPTER II

STATE FINANCE COMPANIES

Article 53: Indebtedness operations not guaranteed by the national government

Any indebtedness operations agreed upon by State finance companies without the guarantee of the national government shall be exempted from the provisions of this Law, except for the mandatory forwarding of information on the negotiation, the disbursements and covered debt service, to the General Directorate of Indebtedness and Public Treasury, in accordance with any directives issued thereby.

CHAPTER III

PROCESSES FOR THE PROMOTION OF

PRIVATE INVESTMENT AND CONCESSIONS

Article 54: Liabilities generated in the Process for the promotion of private investment and concessions

54.1 The Ministry for the Economy and Finance through the General Directorate of Indebtedness and Public Treasury shall be authorized to grant guaranties or to contract guaranties with domestic or international financial institutions in order to meet requirements deriving from processes of private investment promotion and concessions processes.

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54.2 The granting or contracting of guaranties may be performed in order to back the concessionaire’s obligations deriving from loans or bonds issued to finance any projects stipulated in the respective concession agreement. Contracting such guaranties may only involve multilateral credit organizations. In addition, the granting of guaranties may be carried out in order to back payment obligations under the responsibility of the grantor, in the case the grantor be a regional government or local government.

54.3 Guaranty lines configuring framework agreements for the application of individual guaranties, shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

54.4 The granting or contracting of the said guaranties shall only be made on the request of the Agency for the Promotion of Private Investment—PROINVERSION.

54.5 These operations shall be subject to the limits authorized to that effect by the annually approved Public Sector’s Indebtedness Laws and shall be approved by supreme decree countersigned by the Minister for the Economy and Finance.

54.6 The contracting of the said guaranties shall be made by the Ministry for the Economy and Finance through the General Directorate of Indebtedness and Public Treasury, in accordance with procedures set forth by supreme decree with the favorable vote of the Council of Ministers. Only in case of a loophole or deficiency in the said procedures, the provisions set forth in the regulations on State contracts and acquisitions shall be supplementarily applied.

54.7 In addition, the bases for the auction of a project or program to be subject matter of concession which should have the said guaranties, prior to approval, shall require the favorable opinion of the General Directorate of Indebtedness and Public Treasury on the structure of financing.

Article 55: Registration of liabilities

The General Directorate of Public Indebtedness and Public Treasury makes registrations for statistical purposes, the financial, firm and quantifiable contingent commitments, net income, of the Non-Financial Public Sector deriving from the agreements signed within the framework of the private investment promotion and concession process.

CHAPTER IV

DEBT ASSUMPTION

Article 56: Debt Assumption

56.1 Assumptions by the national government of any debt of the public sector’s entities shall be approved by supreme decree with the favorable vote of the Council of Ministers, countersigned by the Minister for the Economy and Finance and by the Minister of the corresponding sector.

56.2 In the case of State companies debt assumptions subject to the private investment promotion process referred to in Legislative Decree No. 674, its amendments and other regulatory norms, shall be approved by supreme decree, on the proposal by the Agency for the Promotion of Private Investment – PROINVERSION, with the favorable opinion of the General Directorate of Indebtedness and Public Treasury.

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56.3 The General Directorate of Indebtedness and Public Treasury shall issue the necessary debt assumption directives.

56.4 The assumption of debts of the private sector by the national government shall be prohibited.

CHAPTER V

INTERNATIONAL FINANCIAL ORGANIZATIONS

Article 57: Representation before the IBRD, IADB and CAF

57.1 The Ministry of Economy and Finance is the Permanent Governor of the Republic of Peru before the Inter-American Development Bank (IADB) and the International Bank for Reconstruction and Development, as well as the Permanent Director of the Series “A” Shares in the Andean Development Corporation (CAF, for its initials in Spanish); and the Vice Minister of Treasury is the Alternate Governor or Deputy Director, as the case may be, in said multi-lateral entities.

57.2 The Deputy Director that represents the holders of the Public Sector of Peru of Series “B” Shares in the Andean Development Corporation (CAF) is the Vice Minister of Economy.

Article 58: Subscription of shares, contributions and payments

The Ministry for the Economy and Finance through the General Directorate of Indebtedness and Public Treasury shall effect the procedures related to the participation of the Republic of Peru in multilateral credit organizations. In addition, it shall make any payments corresponding to share subscription, contributions and fees paid to such organizations.

CHAPTER VI

ATTENTION OF DISASTERS AND EMERGENCY SITUATIONS

Article 59: Contingent financing and instruments to obtain resources in cases of natural disasters, technological disasters and financial and economic crises

59.1 The Ministry for the Economy and Finance, through the National Directorate for Public Indebtedness, is hereby authorized to negotiate and enter into agreements relating to contingent financing, such as credit lines, indebtedness operations, and other instruments, whether existing or developed by the market, which purpose is to secure resources in the possible occurrence of a natural or technological disaster, to be used to finance any rehabilitation and reconstruction of infrastructure and public services located in areas, which may be eventually affected or devastated by such disasters and provide immediate assistance to the needs of the affected population, and to mitigate risks resulting from emergency situations and financial and economic crises in the country.

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59.2 Contracts associated with the mentioned contingent financing and other instruments related to multilateral credit organizations as well as governments and official agencies thereof, are exempted from norms relative to State contracts and acquisitions. If such contracts are entered into with institutions other than those mentioned, same which shall be done in accordance with a procedure to be established by Supreme Decree with the favorable vote of the Council of Ministers, and countersigned by the President of the Council of Ministers and the Minister for the Economy and Finance.

59.3 The financing contracts stipulated in the said Paragraphs 59.1 and 59.2 shall not be subject to the approval limits or procedures prescribed for the indebtedness operations provided for by the General Law and the Public Sector Indebtedness Law for each fiscal year.

59.4 The Ministry for the Economy and Finance shall report to Congress of the Republic on the operations and instruments referred to in Paragraphs 59.1, 59.2 and 59.3, within forty-five (45) business days following the execution of the corresponding contracts.

59.5 This Chapter’s scope does not include the taking of specific natural and technological disaster risk insurance on the part of public entities in their effort to insure their movable and immovable property.

Article 60: Approval

The contingent financing and other instruments mentioned in Article 59 shall be approved by Supreme Decree with the favorable vote of the Council of Ministers, and countersigned by the President of the Council of Ministers and the Minister for the Economy and Finance.

Article 61: Payment of debt service and other expenses

Amortization and interest, commission and other expenses incurred as a result of the execution of the contingent financing contracts, as well as any other costs originated from the acquisition of such instruments mentioned in Article 59 hereof, shall be assumed by the Ministry for the Economy and Finance, charged to the budget funds allocated to the payment of public debt service.

TITLE VIII

SHORT-TERM INDEBTEDNESS

Article 62: Definition

Short-term indebtedness operations are the financing operations subject to reimbursement agreed with the creditor at terms shorter than or equal to one (1) year, which repayment period ends in the fiscal year following the one of their entry into. These operations may be carried out under the modality of loans, issuance of securities and purchase of capital assets in installments. These operations are within the scope of the National Indebtedness System and shall be governed by this Title. The General Directorate of Indebtedness and Public Treasury shall issue the necessary rules for the adequate implementation of the provisions of this Title.

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Article 63: Application

Short-term indebtedness operations shall be applied to finance investment projects and to the purchase of capital assets.

Article 64: Authorization

64.1 Short-term indebtedness operations in the case of the National Government are previously authorized by a ministerial resolution of Economy and Finance.

64.2 In the case of regional governments and local governments, these operations are authorized by resolution of the Regional Council or the Municipal Council, as the case may be. With respect to non-financial companies, the authorization must be issued by the highest administrative authority of the appropriate entity under the liability thereof.

Article 65: Registration

The entities shall inform the General Directorate of Indebtedness and Public Treasury of the Ministry of Economy and Finance about the agreement of short-term indebtedness operations, their disbursement and payment, in the terms and conditions established by said General Directorate.

Article 66: State-owned financial companies

Short-term indebtedness operations agreed by State-owned financial companies are exempted from the provisions of articles 63, 64 and 65.

TITLE IX

ISSUANCE AND PLACEMENT OF PUBLIC TREASURY BILLS

Article 67: Definition

67.1 Public Treasury Bills are securities issued by the Ministry of Economy and Finance, with terms of less than one (1) year, with the purpose of financing seasonal needs of the cash budget, and to promote capital market development.

67.2 The Public Treasury Bills issued and placed do not constitute public indebtedness transactions, being governed exclusively by the provisions of this title.

Article 68: Issuance and placement

68.1 The General Directorate of Indebtedness and Public Treasury is authorized to conduct the issuance and placement of Public Treasury Bills.

68.2 The issuance, placement and redemption of the Treasury Bills have not effect on the budget.

68.3 The Ministry of Economy and Finance, by Supreme Decree approved by the Minister of Economy and Finance, issues supplementary regulations and standards for the issuance and placement of the securities referred to in this Article.

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Article 69: Maximum amount

The Public Sector Indebtedness Law which is annually approved, sets the maximum amount of the balance due at the end of each fiscal year for the issuing of Public Treasury Bills.

Article 70: Approval

Public Treasury Bills issues are approved by directorial resolution issued by the General Directorate of Indebtedness and Public Treasury.

Article 71: Payment

Payment for the retention of Public Treasury Bills is carried out by the General Directorate of Indebtedness and Public Treasury.

SUPPLEMENTARY AND TEMPORARY PROVISIONS

ONE: To include in the following text in Article 16 of the Consolidated Text of Law No. 27806, amended by Law No. 27927, Law of Transparency and Access to Public Information, approved by Supreme Decree No. 043-2003-PCM dated April 24, 2003, the extensions and amendments thereto, and any substituting norms:

“d. Any financial advice or legal counsel agreements to carry out public indebtedness operations or debt management operations of the national government; which when revealed, may prejudice or alter the financial markets, shall not be made public until at least the operations have been completed”.

TWO: The General Directorate of Indebtedness and Public Treasury shall issue the norms required for the adequate implementation of the provisions of this Law, by directorial resolutions.

THREE: This Law shall enter into effect as from the day following its publication, except for points 46.1 and 54.6, which shall have effect as from the day of the publication of its regulations, must be enacted by December 31, 2005, during which time, the provisions of Law No. 28423, Public Sector Indebtedness Law for Fiscal Year 2005, shall be applicable to this matter.

In addition, the provisions of Articles 45 and 52 of this Law shall be gradually applicable.

FOUR: The coming into effect of this Law shall not affect any public indebtedness processes which may have been previously initiated.

FIVE: While the Public Sector Integrated Financial Management System (SIAF-SP)’s debt module prescribed in Article 52 of this Law be not ready, the information required thereby must be quarterly reported to the General Directorate of Indebtedness and Public Treasury by the regional governments or the local governments.

SIX: During the 2005 fiscal year, the limit on guaranties which the national government may grant or contract to meet requirements deriving from the investment

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promotion and concessions processes referred to in point 54.5 of Article 54 of the present Law, shall be FOUR HUNDRED MILLION AMERICAN DOLLARS ONLY (US$ 400 000 000,00).

SEVEN: In the case of public indebtedness transactions entered into by public entities and bodies, the prior report by the General Comptroller’s Office of the Republic referred to in subsection l) of article 22 of Law 27785, Organic Law of the National Control System and General Comptroller’s Office of the Republic must be issued within five (5) business days following the date of receipt of the application by the control body, under liability of the principal.

EIGHT: It is ordered that supreme decrees referred to in number 21.1 of article 21, numbers 24.2 and 24.3 of article 24, number 37.1 of article 37, number 46.1 of article 46 and number 54.6 of article 54 of the General Law should include, in addition, the countersignature of the President of the Council of Ministers.

NINE: Acquisitions and contracts for goods and services within the scope of external indebtedness transactions and donations associated with such transactions, shall be subject to the provisions of the respective loan and donation contracts.

TEN: Any indebtedness operations agreed upon the trusts constituted by the regional and local governments shall be governed by the provisions set forth in Chapter I, Title VII of the General Law.

ELEVEN: Regional governments and local governments may negotiate internal indebtedness transactions up to a maximum amount equivalent to the given resources available for public investment forecast during the mandate period of the respective authority, as per any projections established within the Multi-annual Macroeconomic Framework, in accordance with the provisions set forth in the Fiscal Decentralization Law, Legislative Decree No. 955, and the Sole Ordered Text of Law 27245, Fiscal Responsibility and Transparency Law, and amendments thereto, approved by Supreme Decree 066-2009-EF. Debt management operations performed by regional governments and local governments shall not be subject to the mentioned maximum amount.

For the case of regional governments and local governments, which institutional budget is funded, at least by the equivalent to 80% of the total, using resources other than the Determined Resources, the maximum amount referred to in the preceding paragraph is determined by the General Directorate of Indebtedness and Public Treasury of the Ministry of the Economy and Finance; based on its available ability for paying and service the debt derived from any indebtedness operations to be entered into during the mandate.

TWELVE: The public entities contemplated in article 2 of this General Law are prohibited from arranging indebtedness operations to finance public investment projects when their purpose is mainly institutional strengthening.

THIRTEEN: Provision derogated.

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FOURTEEN: Authorize the Ministry for the Economy and Finance to restructure, by Supreme Decree, the amounts in the financing sources to cover expenses related to the service of public debt for a given fiscal period, prior evaluation of the execution and projection of public revenues and expenses, within the entire budget credit provided for the service of the public debt provided for in the said body in the respective fiscal period.

FIFTEEN: Any scheduling, procuring, negotiation, approval, subscription and registration of non-reimbursable international cooperation of a technical or financial nature associated with public indebtedness operations granted in favor of the Peruvian State, and its implementation corresponds to the National Government, regional governments or local governments, collateral funds, funds among others, shall be the responsibility of the Ministry of Economy and Finance.

Such non-reimbursable international cooperation shall be approved by Supreme Resolution of the Ministry of Economy and Finance.

SIXTEEN: Payments in favor of the National Government, corresponding to debt commitments generated within the scope of operations carried out under the National Indebtedness System, are carried out through a trust. When the granting of resources provided for effecting such payments is made by Financial Allocations, the General Directorate of Indebtedness and Public Treasury shall be authorized to deduct any amounts necessary to meet the aforesaid obligations and transfer them directly to the accounts provided for payments of service debt.

It is the responsibility of public entities in charge of the said obligations, the early issue of the respective Budget Credit Certificate, under current legal regulations in the amount of the obligations and taking into consideration the schedule established for the compliance of the debt service.

SEVENTEENTH: Within the provisions of Article 3 of this Law, the Ministry of Economy and Finance is authorized to enter into indebtedness transactions intended to finance the achievement of goals or to reimburse any amounts used in achieving such goals, provided that financing be stipulated in the laws of the relevant public sector fiscal years during which the respective indebtedness operation is executed by the Ordinary Resources financing source. This provision also applies to obtain the financing of public debt management operations. Such transactions are approved subject to the provisions of the General Law, as may be applicable, as determined by the General Directorate of Indebtedness and Public Treasury.

EIGHTEENTH: Indebtedness operations carried out for each fiscal year by Petróleos del Perú (PETROPERÚ S.A.) without National Government guarantee, shall be subject to the provisions of Title IV of this Law.

NINETEEN: Authorize the Ministry of Economy and Finance, so that by ministerial resolution it may order the modification of the hedging operations performed by the Republic of Peru within the framework of this General Law, as well as the

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completion, including an extension thereof, even without the respective underlying element, in order to preserve appropriate indebtedness management and fiscal sustainability.

TWENTY: Authorize public sector entities to contract directly with multilateral financial organizations in which Peru is a member country, to provide specialized technical advice services for the undertaking of activities, actions or interventions intended to expand, improve and modernize the institution’s management, as well as to meet its objectives and institutional goals, provided that the amount of the contract shall not exceed US$ 150,000.00 (ONE HUNDRED AND FIFTY THOUSAND AMERICAN DOLLARS ONLY). For purposes of recruitment, public institutions should have under liability the prior favorable reports of the Budget Office and the Administrative Office or their substitutes in the institution, where the need for recruitment technical advice is supported. Public entities are responsible for the execution and performance of contracts or agreements entered into made pursuant to this provision.

The Ministry of Economy and Finance may, if applicable, negotiate and execute with the aforementioned bodies, multilateral framework agreements establishing the general terms and conditions under which the above-mentioned technical advisory services may be provided. Such framework agreements shall be approved by Supreme Decree countersigned by the Minister of Economy and Finance.

TWENTY-ONE: The General Directorate of Indebtedness and Public Treasury of the Ministry of Economy and Finance is hereby authorized to reimburse any expenses and costs incurred by Banco de la Nación in the undertaking of the defense of the Republic of Perú in any legal proceedings filed with respect to the foreign debt operation approved by Legislative Decree No. 463.

In addition, the General Directorate of Indebtedness and Public Treasury meets the legal costs and expenses related to specialized legal counsel for the defense of the Republic of Peru, which may be required by the ad hoc Public Prosecutor appointed under the Government’s Legal Defense System in the judicial proceedings filed in relation to the mentioned foreign indebtedness operation.

The Ministry of Justice should ensure that the respective procurement procedures prescribed by the regulations on the matter as applicable are taken, and it must submit to the General Directorate of Indebtedness and Public Treasury, documents to substantiate the above-mentioned expenses and court costs. Such authorizations shall be in place until the completion of the respective proceedings.

TWENTY-TWO: In addition to the provisions set forth by the legislation regarding mining royalties, Camisea Economic and Social Development Fund (Focam), Regional Compensation Fund (Foncor), canon, over-canon and customs revenue and the annual laws of the public sector budget, the regional governments and local governments are hereby authorized to use such resources, as the case may be, as follows:

a)	To satisfy the service of the debt deriving from any indebtedness operations, including those of short term, entered into by the said governments with or

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without the guarantee of the National Government; or which the National Government has agreed and transferred by a resources transfer agreement for the financing of public investment projects.

b)	To reimburse the National Government for the execution of the guarantee thereof granted in support of the commitments agreed by the regional governments and local governments within the framework of promotion processes for the private investment and concessions.

In the event that any payments referred to in the subsections a) and b) are carried out through a trust, such resources may be also used to finance any administrative expenses deriving from the constitution of the relevant trust.

TWENTY-THREE: The Executive Branch is hereby authorized, so that, temporarily and by exception, through Supreme Decree countersigned by the Prime Minister and by the Minister of the Economy and Finance, it will authorize the General Directorate of Indebtedness and Public Treasury to look after the service of the public debt approved in the annual laws of the Republic’s Budget, charging the funds to be managed and registered, in cases of gaps with respect to the occasion expected for the receipt or collection of the funds scheduled in the National Government’s budgeted cash, resulting from public indebtedness operations. Such amounts must be automatically and immediately restored to the corresponding source, interest-free, after having received or collected the said scheduled funds.

In addition, the authorization referred to in the first paragraph is also applicable whenever market conditions are not favorable for government to obtain the total or partial financing expected for the implementation of any debt management operations approved within the framework of this General Law.

TWENTY-FOUR: The Superintendency of Securities Market shall perform the supervision of the centralized trading mechanisms under which any public debt securities and derivatives thereof are traded, as well as the compliance with the rules applicable to the negotiation of such securities relating to behavior, transparency and other applicable rules.

The Superintendency of Securities Market in coordination with the Ministry of Economy and Finance shall establish, through a norm of general nature, the characteristics, requirements and conditions for the authorization to operate such centralized trading mechanism, for the recognition of the administrator thereof, and on matters relating to the liquidation of public debt securities and derivatives thereof.

TWENTY-FIVE: The Ministry of Finance shall be authorized to issue certificates of indebtedness up to the amount required to comply with the provisions set forth in Article 93 of Decree Law 26123, Organic Law of the Central Reserve Bank of Perú.

The interest rate accrued by such certificates of indebtedness shall be equivalent to the rate applicable to Public Treasury deposits at the Central Reserve Bank of Perú.

The above issuance of these securities shall not be included in the thresholds amounts for the indebtedness transactions set forth in the Public Sector Indebtedness Law approved each year; and its passing is subject to the provisions set forth in Article 21 of the General Law.

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FINAL PROVISION

SINGLE PROVISION: As of May 30 of each fiscal period, the Minister for the Economy and Finance shall report and submit to the Full Session of Congress on the status of the public debt and the indebtedness policy, including the level, type of operations, the debt service covered, balance owed, projected amount of payment of the debt service and its amendments by the indebtedness operations and debt management operations carried out, as well as the debt’s macroeconomic ratios with respect to the Gross Domestic Product, exports and the relevant recommendations.

DEROGATING PROVISION

SINGLE PROVISION:- Legislative Decree No. 05, Supreme Decrees No. 205-91-EF, 043-99-EF, 082-99-EF, 140-99-EF, 035-2000-EF, and 045-2000-EF; Ministerial Resolutions 112-99-EF/75 and 310-2004-EF/75; Directorial Resolution No. 22-99-EF/77.15 and the Third Temporary Provision of Law No. 27958 are hereby derogated.

In addition, any norms or legal provisions opposing or limiting the application of this Law are hereby derogated.

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3.

Lima, Thrusday, December 4, 2014

EL PERUANO OFFICIAL GAZETTE

LEGAL ENACTMENTS

LAW No. 30283

THE PRESIDENT OF THE REPUBLIC

WHEREAS:

THE CONGRESS OF THE REPUBLIC;

Has passed the following Law:

PUBLIC SECTOR INDEBTEDNESS LAW

FOR 2015 FISCAL YEAR

CHAPTER I

PURPOSE OF THE LAW

Article 1: General Law

For the purposes of this Law, references made to the General Law shall imply the Sole Ordered Text of the Law No. 28563, the General Law for the National System of Indebtedness, approved by Supreme Decree 034-2012-EF and amendments thereto.

Article 2: Purpose of the Law

2.1	This Law shall determine:

a)	The maximum amount and the general destination for foreign and domestic indebtedness operations which the National Government may agree for the Public Sector during the 2015 fiscal year.

b)	The maximum amount of guarantees which the National Government may grant or contract during the said year to meet any requirements deriving from the promotion processes for the private investment and concessions.

c)	The maximum amount of the balance owed as of the closing of the 2015 fiscal year for the issuance of Public Treasury bills.

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2.2	In addition, this law shall regulate other aspects included in the General Law and, on a supplementary manner, several subjects linked thereto.

CHAPTER II

GENERAL PROVISION

Article 3: Commission

The annual commission, the charge of which is authorized to the Ministry of Economy and Finance in article 27 of the General Law, shall be equal to 0.1% on the balance owed from the corresponding operation.

CHAPTER III

MAXIMUM AMOUNTS AUTHORIZED FOR

FOREIGN AND DOMESTIC INDEBTEDNESS OPERATIONS

Article 4: Maximum Indebtedness Amounts

4.1	The National Government is hereby authorized to agree foreign Indebtedness operations for up to an amount equivalent to US$2,162,750,000.00 (TWO THOUSAND ONE HUNDRED AND SIXTY-TWO MILLION SEVEN HUNDRED AND FIFTY THOUSAND AMERICAN DOLLARS ONLY) for:

a)	Economic and social sectors up to US$2,132,750,000.00 (TWO THOUSAND ONE HUNDRED AND THIRTY TWO MILLION SEVEN HUNDRED AND FIFTY THOUSAND AMERICAN DOLLARS ONLY).

b)	Support to balance of payments up to US$30,000,000.00 THIRTY MILLION AMERICAN DOLLARS ONLY).

4.2	The National Government is hereby authorized to agree domestic indebtedness operations for up to an amount not exceeding S/.7,531,260,000.00 (SEVEN THOUSAND FIVE HUNDRED AND THIRTY ONE MILLION TWO HUNDRED AND SIXTY THOUSAND NUEVOS SOLES), as follows:

a)	Economic and social sectors up to S/.2,826,500,000.00 (TWO THOUSAND EIGHT HUNDRED AND TWENTY SIX MILLION FIVE HUNDRED THOUSAND 00/100 NUEVOS SOLES).

b)	Support to balance of payments up to S/.3,798,100,000.00 (THREE THOUSAND SEVEN HUNDRED AND NINETY EIGHT MILLION ONE HUNDRED THOUSAND 00/100 NUEVOS SOLES).

c)	National Defense up to S/.766,000,000.00 (SEVEN HUNDRED AND SIXTY SIX MILLION 00/100 NUEVOS SOLES).

d)	ONP Bonds up to S/.149,660,000.00 (ONE HUNDRED AND FOURTY NINE MILLION SIX HUNDRED AND SIXTY THOUSAND 00/100 NUEVOS SOLES).

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4.3	The Ministry of Economy and Finance, reporting to the Budget and General Account Commission of Congress of the Republic, may perform reallocations between the amounts of indebtedness set forth in paragraph 4.1 and paragraph 4.2, and/or reallocations between the amounts set forth in the subsections of each paragraph, not exceeding the total sum of the maximum amount established by this Law for the foreign indebtedness and domestic indebtedness.

CHAPTER IV

REGIONAL GOVERNMENTS AND LOCAL GOVERNMENTS

INDEBTEDNESS

Article 5: Credit Qualification

A favorable credit qualification referred to in article 50 of the General Law shall be necessary when the amount of indebtedness, individual or accumulated, from the respective regional government or local government, with or without guarantee by the National Government, during the 2015 fiscal year, exceeds the equivalent to the sum of S/. 15,000,000.00 (FIFTEEN MILLION 00/100 NUEVOS SOLES).

CHAPTER V

NATIONAL GOVERNMENT GUARANTEES WITHIN THE

FRAMEWORK OF PROMOTION PROCESSES FOR

PRIVATE INVESTMENT AND CONCESSIONS

Article 6: Maximum Amount

The National Government is hereby authorized to grant or contract guarantees to support obligations deriving from the promotion processes for private investment and concessions for up to an amount not exceeding US$ 808,630,000.00 (EIGHT HUNDRED AND EIGHT MILLION SIX HUNDRED AND THIRTY THOUSAND AMERICAN DOLLARS ONLY), plus the General Sales Tax (IGV), or the equivalent thereof in local currency, in accordance with the provisions set forth in paragraph 22.3 of Article 22 and paragraph 54.5 of Article 54 of the General Law.

CHAPTER VI

ISSUANCE OF TREASURY BILLS

Article 7: Issuance of Treasury Bills

For the 2015 fiscal year, the maximum amount of the balance owed as of December 31, 2015, for the issuance of Treasury Bills, may not exceed S/.1,200,000,000.00 (ONE THOUSAND TWO HUNDRED MILLION 00/100 NUEVOS SOLES).

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FINAL SUPPLEMENTARY PROVISIONS

ONE: Any companies and shareholders thereof backed by the State to secure funds from abroad, which due to non-compliance with such obligations have turned into public debt, may not be bidders, contractors or participants in acts involving the promotion of investment carried out by the State, until such time as they fully honor their State debt.

TWO: Approve the proposal for the Seventeenth Replenishment of the Resources to the International Development Association (IDA), from the World Bank Group, under the terms set forth pursuant to Resolution 234, approved on May 5th, 2014 by the Governors Board of the aforesaid institution. Within the framework of that replenishment of the resources the Republic of Peru subscribes the amount of S/. 224,951.00 (TWO HUNDRED AND TWENTY FOUR THOUSAND NINE HUNDRED AND FIFTY ONE 00/100 NUEVOS SOLES)

THREE: Approve the capital stock reassignment of the International Financial Corporation (IFC), under the terms set forth pursuant to Resolution 256, approved on March 9, 2012 by the Corporation Governors Board.

Within the framework of such capital stock reassignment, the Republic of Peru subscribes and pays six (06) shares with a value of US$ 6,000.00 (SIX THOUSAND AMERICAN DOLLARS ONLY), applicable to IFC capital to be paid in one (01) installment.

FOUR: Authorized the capitalization of part of the outstanding debt owed by Corporación Financiera de Desarrollo S.A.–COFIDE to the Ministry of Economy and Finance due February 14, 2014, regarding the Transfer Resources Agreements approved by Ministerial Resolutions 041-95- EF/75, 076-96-EF/75, 250-98-EF/75, 033-99-EF/75, 139-99-EF/75, 251-99-EF/75, 059-2000-EF/75 and 328-2005-EF/75.

In accordance with Law 27170, Nation Corporate Activity Financial Fund Law, COFIDE issues the authorized stocks in the name of the Nation Corporate Activity Financial Fund – FONAFE.

Within, thirty (30) days this Law takes effect, the Ministry of Economy and Finance and COFIDE susbscribe the correspondant Conciliation Act.

Once this Law takes effect, the principal installment regarding the external indebtedness approved by Supreme Decrees 022-95-EF, 167-95-EF, 099-98-EF, 008-99-EF, 066-99-EF, 155-99-EF, 171-99-EF and 082-2004-EF, plus interest, fees and expenses, will be paid by the Ministry of Economy and Finance with its corresponding budget resources for Public Debt payment.

The General Director of the General Directorate of Public Indebtedness and Treasury is authorized to subscribe all the required documents to implement it.

FIVE: Authorized the Ministry of Economy and Finance, through the General Directorate of Public Indebtedness and Treasury, to issue bonds during Fiscal Year 2015, on the amount of sovereign bonds pending and approved by the first supplementary temporary provisions of the Law 30116, Public Sector Indebtedness Law for Fiscal Year 2014, to finance expected investment projects.

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SIX: This Law shall come into force on January 1, 2015

SUPPLEMENTARY TEMPORARY PROVISIONS

ONE: Approve the domestic bonds issue, which may be performed by the National Government in one or more placements, up to the amount of S/. 4,615,000,000.00 (FOUR THOUSAND SIX HUNDRED AND FIFTEEN MILLION 00/100 NUEVOS SOLES) forming part of the indebtedness operations referred to in subsections a) and b), paragraph 4.2, Article 4 of this Law. The said domestic bonds issue shall be subject to the provisions set forth in the current Regulations for the Market Makers Program and the Regulations for Sovereign Bonds.

In the event that the indebtedness amounts set forth in subsections a) and b), paragraph 4.2, Article 4 of this Law be reallocated to foreign indebtedness operations, the foreign bonds issue which in one or more placements may be performed by the National Government is hereby approved for up to the amount resulting from the recomposition of the indebtedness amounts set forth in Article 4 of this Law. By Supreme Decree countersigned by the Minister of Economy and Finance, it shall be determined the amounts to be issued, general conditions of the respective bonds, the appointment of the investment bank or banks providing structuring and placement services, as well as the entities that provide supplementary services, among other aspects, for the implementation of the foreign bond issue, as well as for the implementation of the domestic bond issue, as the previous referred paragraph, in case a mechanism is used to replace the Market Makers Program

In the event that the conditions set out in Paragraph 20.5 of Article 20 of the General Law, let the foreign or domestic bonds issue which may be performed by the National Government in one or more placements, in order to pre-finance the requirements of the following fiscal period contemplated in the Multi-annual Macroeconomic Framework, be approved. The foreign or domestic issue shall be subject to the provisions of the preceding paragraphs.

The Ministry of Economy and Finance shall report to Congress of the Republic on the operations referred to in paragraphs one, two and three within forty-five (45) business days following the completion of the said operations.

TWO: The remaining resources of the sovereign bond issuances referred on Urgency Decree 040-2009, are consider available resources of the Public Treasury, once the financing of the investment projects with these resources are finished

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SUPPLEMENTARY AMENDING PROVISIONS

ONE: Article 70 of the General Law is hereby amended by the following text:

“The General Directorate of Public Indebtedness and Treasury of the Ministry of Economy and Finance, approves with a directorate resolution, the Treasury Bill auction program, according with the Asset and Liability Global Management Strategy.

Notify the Constitutional President of the Republic for the promulgation thereof.

In Lima on the thirtieth day of the month of November, year two thousand and fourteen.

ANA MARÍA SOLÓRZANO FLORES

President of the Congress of the Republic

MODESTO JULCA JARA

First Vice-President of the Congress of the Republic

THE CONSTITUTIONAL PRESIDENT OF THE REPUBLIC

NOW THEREFORE:

I order its publication and execution.

Given in the Government House in Lima on the first day of the month of December, year two thousand and thirteen.

OLLANTA HUMALA TASSO

Constitutional President of the Republic

ANA JARA VELÁSQUEZ

President of the Council of Ministers